Exhibit 99.1

NOT FOR IMMEDIATE RELEASE

Herc Holdings Confirms Superior Proposal to Acquire H&E Equipment Services

H&E Deems Herc’s $104.89 Per Share Cash and Stock Proposal Superior to United Rentals Transaction

Herc Proposal Provides Immediate, Significant Premium for H&E and Substantial Upside Value Creation Opportunity for Both Herc and H&E Shareholders

Herc and H&E Combination Expected to Generate Approximately $300 Million of Run Rate EBITDA Opportunities

Acquisition Substantially Scales Herc’s Premier Platform and Accelerates Strategy for Industry Leading Growth and Superior Value Creation

Expected to be High Single Digit Accretive to Herc’s Cash EPS in 2026 and Ramping to Greater than 20% as Synergies are Fully Realized

Expected to Generate ROIC in Excess of Cost of Capital Within Three Years of Closing

Herc to Hold Call and Webcast at 8:30 a.m. ET Today

BONITA SPRINGS, Fla., February 18, 2025 – Herc Holdings Inc. (NYSE: HRI) (“Herc” or “the Company”), one of North America’s leading equipment rental suppliers, today confirmed that it has executed a binding acquisition proposal and merger agreement to the Board of Directors of H&E Equipment Services, Inc. d/b/a H&E Rentals (NASDAQ: HEES) (“H&E”) pursuant to the “go-shop” provision as provided by H&E’s previously announced agreement with United Rentals, Inc. (NYSE: URI). H&E’s Board of Directors has determined that Herc’s cash and stock merger is superior to the $92.00 per share cash sale to United Rentals, and H&E has notified United Rentals that it intends to terminate its merger agreement and enter into a merger agreement with Herc. United Rentals notified H&E in writing that it does not intend to submit a revised proposal and has waived its four business day match period under the United Rentals merger agreement.

Under the terms of the Herc proposal, H&E shareholders would receive $78.75 in cash and 0.1287 shares of Herc common stock for each share they own, with a total value of $104.89 per share based on Herc’s 10-day VWAP as of market close February 14, 2025. Following the close of the transaction, H&E’s shareholders would own approximately 14.1% of the combined company.

Herc’s proposal represents a 14.0% premium to United Rentals’ $92.00 per share cash-capped consideration. Herc’s proposal also enables H&E’s shareholders to share in the value created from the $300 million of EBITDA synergies expected to be generated by the end of year three following close, and an anticipated improved valuation multiple for the combined company.

H&E is a leading high quality rental business that has invested strategically in its fleet and branch network consistently over the last several years. Herc’s combination with H&E would accelerate Herc’s proven strategy to meaningfully outpace industry growth by providing a substantially expanded footprint, increased density in key regions with economies of scale, geographic and customer diversification, and a larger, younger fleet.

Larry Silber, Herc’s president and chief executive officer, said, “Since becoming an independent, public company in 2016, Herc has achieved tremendous success. Through greenfield development and strategic acquisitions, we have significantly increased our scale and expanded our geographic reach. Investments in our general rental and specialty equipment solutions offering as well as technology, innovation and people, have enhanced the customer experience and made Herc a partner of choice for local and national accounts across North America. These strategies combined with our operational excellence have fueled strong performance and growth faster than the industry. We are pursuing the proposed combination with H&E from a position of strength and view it as a path to accelerate Herc’s strategy and growth trajectory. Herc has tremendous respect for H&E and the high quality of the platform and customer centric culture of the organization. This combination would strengthen Herc’s position as a premier rental company in North America.”

Silber continued, “Herc’s cash and stock merger consideration provides H&E shareholders with an immediate and significant premium. In addition, by combining our companies, we would unlock substantial upside opportunity for both Herc and H&E shareholders. As our track record shows, we are a disciplined and experienced acquiror, and this transaction meets all of our value creation M&A criteria.”

Strategic and Financial Benefits

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Increased scale with complementary footprint and fleet mix: This transaction would accelerate both companies’ growth strategies and create a platform of scale that would enhance the combined company’s competitive differentiators in the equipment rental industry and enable it to serve more high-value projects from large national accounts. The acquisition would strengthen Herc’s position as the 3rd largest rental company in North America. The combined company would have a leading presence in 11 of the top 20 rental regions and increased urban density in 7 of the top 10 rental regions. In addition, it would have a larger, younger fleet, offering a variety of specialty equipment solutions and a broad range of general rental products. The combined company’s customer base will also have more diversity than either company on a standalone basis, positioning it for long-term, sustainable growth through market cycles. The combined company will have more than 600 locations with a fleet original equipment cost of approximately $10 billion at the time of closing.

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Stronger competitor with enhanced customer offering: Like for H&E, superior customer service and support is a key priority for Herc. By joining both H&E’s and Herc’s capabilities, the combined company can leverage Herc’s industry-leading customer facing technology and an expanded fleet to better capitalize on the accelerating secular shift towards rental.

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Substantial identified synergies: Based on detailed analysis, Herc is confident that it can achieve approximately $300 million of annual EBITDA synergies by the end of year three following the close of the transaction, including approximately $125 million of cost synergies and approximately $175 million EBITDA impact from revenue synergies. Identified synergies have high free cash flow conversion characteristics given lower capital required to achieve.

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Attractive financial profile: The combination creates a company with revenue and EBITDA of approximately $5.2 billion and $2.5 billion, respectively, with an expectation for continued revenue growth in excess of the market and improved adjusted EBITDA margins. The transaction is expected to be high single digit accretive to Herc’s cash earnings per share in 2026 and ramping to greater than 20% as synergies are fully realized. In addition, the transaction is expected to generate ROIC in excess of Herc’s cost of capital within three years of closing. The combined company will be prudently capitalized, with net leverage of 3.8x at close, prior to synergy realization, and projected to be below 3.0x and in Herc’s targeted range within 24 months of closing.

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Valuation multiple re-rating: As a leading equipment rental solutions provider with a powerful value creation platform that outpaces market growth, increased liquidity, and greater investor interest that comes with a scaled company, Herc believes that the combined company should trade at a higher multiple that is more consistent with comparable company valuation multiples in our sector.

Additional Transaction Details

Upon termination of H&E’s existing agreement with United Rentals and the execution of a definitive merger agreement between Herc and H&E, Herc intends to commence a tender offer to acquire all of the outstanding shares of H&E common stock for a per share value of $78.75 in cash and 0.1287 shares of Herc common stock.

The transaction is expected to close mid-year 2025, subject to the majority of H&E’s shares being tendered into the offer, the receipt of customary regulatory approvals and closing conditions.

The proposed transaction is not subject to a financing condition. Herc has received an executed debt commitment letter from Credit Agricole Corporate and Investment Bank with respect to the financing of the proposed transaction.

Herc Advisors

Guggenheim Securities, LLC is serving as lead financial advisor. Credit Agricole Securities (USA) Inc is serving as co-financial advisor, with Credit Agricole Corporate and Investment Bank serving as lead financing bank. Simpson Thacher & Bartlett LLP is serving as legal advisor. Joele Frank, Wilkinson Brimmer Katcher is serving as strategic communications advisor.

Call and Webcast Information

Herc Holdings will host a call and webcast today at 8:30 a.m. U.S. Eastern Time. Interested U.S. parties may call +1-800-715-9871 and international participants should call the country specific dial in numbers listed at https://registrations.events/directory/international/itfs.html, using the access code: 5212555. Please dial in at least 10 minutes before the call start time to ensure that you are connected to the call and to register your name and company.

Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the Events and Presentations tab of the Investor Relations section of the Company’s website at https://IR.HercRentals.com. The press release and presentation slides for the call will be posted to this section of the website prior to the call.

About Herc Holdings Inc.

Founded in 1965, Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is a full-line rental supplier with 453 locations across North America, and 2024 total revenues were approximately $3.6 billion. We offer products and services aimed at helping customers work more efficiently, effectively, and safely. Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, compaction, and lighting equipment. Our ProSolutions® offering includes industry-specific, solutions-based services in tandem with power generation, climate control, remediation and restoration, pumps, and trench shorting equipment as well as our ProContractor professional grade tools. We employ approximately 7,600 employees, who equip our customers and communities to build a brighter future. Learn more at www.HercRentals.com and follow us on Instagram, Facebook and LinkedIn.

Cautionary Note Regarding Forward Looking Statements

This communication includes “forward-looking statements,” within the meaning of Section 21E of the Securities Exchange Act, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements related to the Company, H&E and the proposed acquisition of H&E by the Company that involve substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed transaction, the Company’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of each of the Company and H&E, expected valuation and re-rating opportunities for the combined company, and the anticipated timing of closing of the proposed transaction. Forward-looking statements are generally identified by the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “looks,” and future or conditional verbs, such as “will,” “should,” “could” or “may,” as well as variations of such words or similar expressions. All forward-looking statements are based upon our current expectations and various assumptions and apply only as of the date of this communication. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that our expectations, beliefs and projections will be achieved or that the completion and anticipated benefits of the proposed transaction can be guaranteed, and actual results may differ materially from those projected. You should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those suggested by our forward-looking statements, including, but not limited to, (i) the possibility that the sufficient number of H&E’s shares are not validly tendered into the tender offer to meet the minimum condition; (ii) the Company’s ability to implement its plans, forecasts and other expectations with respect to H&E’s business after the completion of the proposed transaction and realized expected synergies; (iii) the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; (iv) the Company and H&E may be unable to obtain regulatory approvals required for the proposed transaction or may be required to accept conditions that could reduce the anticipated benefits of the proposed transaction as a condition to obtaining regulatory approvals; (v) the length of time necessary to consummate the proposed transaction may be longer than anticipated; (vi) problems may arise in successfully integrating the businesses of the Company and H&E, including, without limitation, problems associated with the potential loss of any key employees, customers, suppliers and other counterparties of H&E; (vii) the proposed transaction may involve unexpected costs, including, without limitation, the exposure to any unrecorded liabilities or unidentified issues during the due diligence investigation of H&E or that are not covered by insurance, as well as potential unfavorable accounting treatment and unexpected increases in taxes; (viii) the Company’s business may suffer as a result of uncertainty surrounding the proposed transaction, any adverse effects on our ability to maintain relationships with customers, employees and suppliers; (ix) the occurrence of any event, change to other circumstances that could give rise to the termination of the merger agreement, the failure of the closing conditions included in the merger agreement to be satisfied, or any other failure to consummate the proposed transaction; (x) any negative effects of the announcement of the proposed transaction of the financing thereof on the market price of the Company common stock or other securities; (xi) the industry may be subject to future risks including those set forth in the “Risk Factors” section in the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and in the other filings with the SEC by each of the Company and H&E; (xii) United Rentals, Inc. may make a superior offer; and (xiii) Herc may not achieve its valuation or re-rating opportunities. The foregoing list of factors is not exhaustive. Investors should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of the Company and H&E, including those described in the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and in the other filings with the SEC by each of the Company and H&E. All forward-looking statements are expressly qualified in their entirety by such cautionary statements. We undertake no obligation to update or revise forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

The tender offer described herein has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for any offer materials that the Company and its acquisition subsidiary, HR Merger Sub Inc. (“Merger Sub”), will file with the U.S. Securities and Exchange Commission (the “SEC”). At the time the tender offer is commenced, the Company and Merger Sub will file a tender offer statement on Schedule TO and the Company will file a registration statement on Form S-4. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO EXCHANGE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER MATERIALS) AND THE FORM S-4 WILL CONTAIN IMPORTANT INFORMATION. H&E STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF H&E SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING EXCHANGING THEIR SECURITIES. The tender offer materials will be made available to holders of H&E stock at no expense to them. The tender offer materials will be made available for free at the SEC’s web site (http://www.sec.gov). Additional copies may be obtained for free by contacting either the Company or H&E. Copies of the documents filed with the SEC by H&E will be available free of charge on H&E’s website at https://investor.he-equipment.com/. Copies of the documents filed with the SEC by the Company will also be available free of charge on the Company’s website at https://ir.hercrentals.com/.

In addition to the tender offer materials, the Company and H&E file annual, quarterly and current reports, proxy statements and other information with the SEC, which are available to the public at the SEC’s web site (http://www.sec.gov).

Information Regarding Non-GAAP Financial Measures

In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), the Company has provided certain information in this communication that is not calculated according to GAAP (“non-GAAP”), such as adjusted EBITDA. Management uses these non-GAAP measures to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company’s performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For the definitions of these terms, further information about management’s use of these measures as well as a reconciliation of these non-GAAP measures to the most comparable GAAP financial measures, please see the supplemental schedules that accompany this communication.

Contacts

Leslie Hunziker

Senior Vice President

Investor Relations, Communications & Sustainability

leslie.hunziker@hercrentals.com

239-301-1675

Joele Frank, Wilkinson Brimmer Katcher

HRI-media@joelefrank.com

Sam Kahane / 631-413-2426

Tarik Garvey / 609-738-5809